UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): May 12, 2015

REAL GOODS SOLAR, INC.

(Exact Name of Registrant as Specified in its Charter)

Colorado	001-34044	26-1851813
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

833 West South Boulder Road, Louisville, CO 80027-2452

(Address of Principal Executive Offices, Including Zip Code)

Registrant’s telephone number, including area code: (303) 222-8400

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07.	Submission of Matters to a Vote of Security Holders.

On May 12, 2015, Real Goods Solar, Inc. (the “Company”) held a special meeting of shareholders. The final voting results for Proposal 1, the only matter submitted to a vote of shareholders at the special meeting, was as follows:

The Company’s shareholders approved a reverse stock split of all of the outstanding shares of the Company’s Class A common stock, par value $0.0001, at a specific ratio within a range of one-for-two to one-for-twenty and granted the Company’s board of directors authority to determine, in its sole discretion, the specific ratio and timing of the reverse stock split at any time before May 12, 2016, with the following vote:

For	Against	Abstain	Broker non-votes
38,657,112	9,564,656	212,862	0

The proxy statement for the special meeting also solicited proxies with respect to a proposal for the adjournment of the special meeting, if necessary to solicit additional proxies, in the event that there were not sufficient votes at the time of the special meeting to approve Proposal 1. The Company determined at the time of the meeting that, as a result of the approval of Proposal 1, a vote on Proposal 2 was not necessary. However, based on the proxies received, Proposal 2 would have been approved with the following vote had the Company called a vote on Proposal 2:

For	Against	Abstain	Broker non-votes
38,253,073	9,044,481	1,137,076	0

Item 8.01.	Submission of Matters to a Vote of Security Holders.

On May 12, 2015, the Company held a special meeting of shareholders where the Company’s shareholders approved a reverse stock split of all of the outstanding shares of the Company’s Class A common stock, par value $0.0001, at a specific ratio within a range of one-for-two to one-for-twenty. The shareholders granted the Company’s board of directors the authority to determine, within a range of one-for-two to one-for-twenty, in its sole discretion, the specific ratio for and timing of the reverse stock split at any time before May 12, 2016. Following the special meeting, the Company’s board of directors authorized a reverse stock split at a ratio of one-for-twenty to become effective on May 17, 2015 at 11:59 pm Eastern Time.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REAL GOODS SOLAR, INC.

By:	/s/ Dennis Lacey
Dennis Lacey
Chief Executive Officer and Acting Principal Financial Officer

Date: May 13, 2015